EXHIBIT 4.9

ALAMOS MINERALS LTD.
AND MINERA BIENVENIDOS S.A. DE C.V.

October 17, 2002

TO:

National Gold Corporation

AND:

ONC de Mexico S.A. de C.V.
c/o 600 890 West Pender Street,
Vancouver B.C. V6C 3A8

Re:

$500,000 Loan to National Gold Corporation

We write to set forth and confirm the terms and conditions upon which Alamos Minerals Ltd. (“Alamos”) is prepared to provide a CDN$675,000 convertible loan (the “Loan”) to National Gold Corporation (“NG”) in order for NG to satisfy its current obligation to contribute its proportionate share of total payment of CDN$1,525,000 (the “Vendor Payment”) for direct acquisition costs due to Tendoramex S.A. de C.V. (“TSA”) and Kennecott Minerals Company (“KMC”) (the “Vendors”) as of the date of this letter agreement in connection with the Amended and Restated Option and Joint Venture Agreement (the “JVA”) between, among others, NG and Alamos dated October 17, 2001.  It is understood that if NG does not make the required contribution, it will be in breach of the JVA and its payment obligations to the Vendors under an asset purchase agreement to acquire the properties described in the JVA.

In consideration of Alamos providing the Loan in the amount of CDN$675,000 (the “Loan Amount”) to NG, Alamos and NG agree as follows:

1.  NG shall deliver to Alamos a certified cheque made payable to Alamos in the amount of CDN$87,500 on execution of this agreement (the “NG Contribution”) on account of its obligation to contribute CDN$762,500 of the Vendor Payment due to the Vendors.

2.  NG shall issue to Alamos a Convertible Note in the form attached as Schedule “A” concurrently with the execution of this letter agreement.

3.  Alamos will deliver to the Vendors the Vendor Payment consisting of Alamos’s $762,500 payment, the NG Contribution and the Loan Amount to satisfy the Vendor Payment obligations to the Vendors.

4.  As further consideration for Alamos providing this Loan to NG in the Loan Amount, each of NG, ONC de Mexico S.A. de C.V. (“ONC”), Alamos and Minera Bienvenidos S.A. de C.V. (“MB”) agree as follows:

a)  Alamos and MB will be deemed to have completed the expenditure obligations on the properties pursuant to section 5.1(c) of the JVA upon execution by NG of this letter agreement;

b)  Alamos and MB will be deemed to have completed the pre-participation program pursuant to section 5.1(d) of the JVA upon execution by NG of this letter agreement; and

c)  notwithstanding anything to the contrary in the JVA, Alamos shall be entitled at its sole discretion and control to administer all programs referred in the definition of Social Costs under the JVA and Alamos and not NG shall be entitled to charge the applicable 2.5% management fee in respect of such payments for Social Costs and may receive a credit against its Expenditures for such management fee, and NG shall provide to Alamos NG’s portion of all Social Costs to be paid.

5.  The JVA shall in all other respects remain unamended and in full force and effect and the parties agree to take all necessary steps required to have the amendments to the JVA described herein accepted by the Vendor.

6.  NG and Alamos agree to act in good faith to negotiate a possible merger of NG and Alamos by way of Statutory Plan of Arrangement on mutually acceptable terms.

7.  This letter agreement will be governed by and construed and enforced in accordance with the laws of the Province of British Columbia.

8.  No amendment or modification of this letter agreement will become effective unless and until the same will have been reduced in writing and duly executed and delivered by the parties.  This letter agreement supersedes all previous agreements, written or oral, in respect of the subject matter hereof.

9.  This letter agreement may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this letter agreement taken together will be deemed to be one and the same instrument.  The execution of this letter agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

Please indicate your acceptance to the terms and conditions of this letter agreement by signing below in the space provided.

ALAMOS MINERALS LTD. Per: (signed) “C.F. Millar”	MINERA BIENVENIDOS S.A. DE C.V. Per : (signed) « C.F. Millar »

Agreed to and accepted this 17th day of October, 2002.

NATIONAL GOLD CORPORATION Per: (signed) « Albert Matter »	ONC DE MEXICO S.A. DE C.V. Per : (signed) « Albert Matter »

SCHEDULE “A”

NATIONAL GOLD CORPORATION
UNSECURED 12% $675,000 CONVERTIBLE NOTE
DUE OCTOBER 17, 2003

NATIONAL GOLD CORPORATION (the “Company”) for value received hereby acknowledges itself indebted and promises to pay to ALAMOS MINERALS LIMITED (the “Holder”) having an office at 1400, 400 Burrard Street, Vancouver, British Columbia V7X 1A6, on the Maturity Date as hereinafter defined, the principal amount of $675,000 in lawful money of Canada on surrender of this Convertible Note at the principal office of the Company in the city of Vancouver (unless this Convertible Note shall have been previously redeemed or converted in accordance with the provisions hereof) and to pay interest on the principal amount outstanding from time to time from the date of this Convertible Note at the rate of twelve per cent per annum (12%) (after as well as before each of maturity, default and judgment).  Such interest shall be calculated and payable in accordance with Article 2 hereof and interest on overdue interest shall be calculated, and shall be due and payable, in like money in the same manner and at the same time and place as aforesaid.

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this Convertible Note, unless there is something in the subject-matter or context inconsistent therewith:

“business day” means a day which is not a Saturday, Sunday or civic or statutory holiday in Vancouver, British Columbia;

“Capital Reorganization” has the meaning attributed thereto in section 3.3;

“Common Shares” means common shares in the capital of the Company as such shares exist at the close of business on the date of execution and delivery of this Convertible Note or, upon any subdivision or consolidation of the Common Shares, the shares resulting therefrom or, upon the occurrence of a Capital Reorganization, the shares and/or other securities and/or property substituted for the Common Shares or into which Common Shares are reclassified or changed;

“Company’s Auditors” or “Auditors of the Company” means an independent firm of chartered accountants duly appointed as auditors of the Company;

“Conversion Date” has the meaning attributed thereto in subsection 3.3(3);

“Conversion Price” means the price per Common Share at which the Convertible Note shall be convertible into Common Shares at Cdn.$0.29 per Common Share, subject to adjustment hereunder;

“Conversion Privilege” means the right to convert the Convertible Note into Common Shares as provided in Article 3;

“Convertible Note” means this 12% unsecured convertible note of the Company due on the Maturity Date:

“Event of Default” has the meaning attributed thereto in Article 5;

“Holder” means the original Holder or other permitted holder of this Convertible Note;

“Interest Rate” means 12% per annum;

“Issue Date” means the date of issue of the Convertible Note;

“Maturity Date” means October 18, 2003, the first business day after the first anniversary of the Issue Date, at which time any outstanding principal amount of the Convertible Note shall become due and payable pursuant to the terms provided herein;

“Person” means any individual, corporation or company, partnership, joint venture, syndicate, sole proprietorship, trust, trustee, executor, administrator or other legal representative or an unincorporated organization, government or governmental authority or entity and pronouns have a similarly extended meaning;

“Redemption Date”, with respect to the Convertible Note, means the date specified in a notice of redemption as the date on which some or all of the outstanding principal amount of the Convertible Note will be redeemed by the Company; and

“Redemption Price” has the meaning attributed thereto in section 4.1.

Words importing the singular number include the plural and vice versa and words importing gender include the neuter, feminine and masculine genders.

1.2

Headings

The division of this Convertible Note into Articles, sections, subsections and clauses, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3

Applicable Law

This Convertible Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.  The parties hereto submit to the exclusive jurisdiction of the courts in the Province of British Columbia.  The parties agree that any litigation between the parties which arises pursuant to or in connection with this Convertible Note, or any of its provisions, shall be referred to the courts in the Province of British Columbia and shall not be referred to the courts in any other jurisdiction.

1.4

Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day.

1.5

Monetary Reference

Any reference in this Convertible Note to “Dollars”, “dollars” or “$” shall be deemed to be a reference to lawful money of Canada.

1.6

Invalidity of Provisions

Each of the provisions contained in this Convertible Note is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof;

ARTICLE 2
PRINCIPAL AND INTEREST

2.1

Principal

The Company shall pay to the Holder any outstanding principal amount of this Convertible Note (unless this Convertible Note shall have been previously redeemed or converted in full in accordance with the provisions hereof) on the Maturity Date on surrender of this Convertible Note at the principal office of the Company at the address set forth under section 7.1 or at such other place as the Company may advise the Holder in writing.

2.2

Interest

Interest shall accrue from the date hereof or from the last interest payment date to which interest on the Convertible Note shall have been paid, on the outstanding principal amount of this Convertible Note at the Interest Rate (after as well as before each of maturity, default and judgment) payable on the Maturity Date.

2.3

Payment of Interest

As interest becomes due on this Convertible Note, the Company shall send by prepaid ordinary mail a cheque for such interest payable to the registered holder of this Convertible Note and addressed to such holder at his last address appearing on the register.  The forwarding of such cheque shall satisfy and discharge the liability for interest on this Convertible Note to the extent of the sum represented thereby unless such cheque be not paid at par on presentation at any of the places of payment above-mentioned.

2.4

Cancellation of Matured Convertible Note

Upon full payment, redemption and/or conversion of the outstanding principal amount of, and any accrued but unpaid interest on, the Convertible Note, the Convertible Note shall be cancelled and destroyed by the Company and no Convertible Note shall be issued in substitution therefor.

ARTICLE 3
CONVERSION

3.1

Conversion Privilege and Conversion Price

Subject to and upon compliance with the provisions of this Article 3, the Holder shall have the right, at such Holder’s option, at any time following the receipt by the Company of required approvals of regulatory authorities, and prior to the close of business on the business day immediately preceding the Maturity Date or the Redemption Date, to convert such Convertible Note or any portion thereof (which is an integral multiple of $1,000) of the then outstanding principal amount thereof into fully paid and non-assessable Common Shares at the Conversion Price.  The number of Common Shares shall be determined by dividing the principal amount of the Convertible Note being converted by the Conversion Price.

3.2

Manner of Exercise of Right to Convert

(1)

In order to exercise the Conversion Privilege, the Holder shall, within the time specified in section 3.1, surrender such Convertible Note to the Company at its principal office in the City of Vancouver accompanied by a written notice (which shall be irrevocable) in the form of the “Notice of Election to Convert” attached to this Certificate, duly signed by the Holder or the Holder’s executors, administrators or other legal representatives or the Holder’s attorney duly appointed by an instrument in writing in form and execution satisfactory to the Company stating:

(a)

that the Holder elects to convert the Convertible Note or a specified portion (which is an integral multiple of $100) of the then outstanding principal amount thereof;

(b)

the names (with addresses) in which the Common issuable upon such conversion are to be registered, provided that the Holder shall only be entitled to direct the registration of his entitlement to the Common Shares in a manner permitted by applicable securities legislation; and

(c)

the address or addresses to which the certificate(s) representing the Common Shares issuable upon conversion and the cheque for any amount payable under section 3.7 are to be delivered.

(2)

Upon surrender of the “Notice of Election to Convert” in accordance with section 3.2(1) above, the Holder or his permitted nominee shall be entitled to be entered in the books of the Company as at the Conversion Date, as defined below (or such later date as is specified in subsection 3.3(3)) as the Holder of the number of Common Shares into which this Convertible Note is convertible, in accordance with the provisions of this Article 3, and as soon as practicable thereafter, the Company shall deliver to the Holder electing to convert or, subject as aforesaid, its nominee or assignee a certificate or certificates representing the number of Common Shares comprising the number of Common Shares into which all or any portion of the principal amount hereof has been converted and, if applicable, a cheque for any amount payable under section 3.7 to the address indicated in the “Notice of Election to Convert”.

(3)

For the purposes of this Article 3, this Convertible Note shall be deemed to be surrendered for conversion on the date (the “Conversion Date”) on which it is so surrendered in accordance with the provisions of this Article 3 and, if surrendered by mail or other means of delivery, on the date on which it is received by the Company, provided that if this Convertible Note is surrendered for conversion on a day on which the register of Common Shares is closed, the Person entitled to receive Common Shares shall become the holder of record of such Common Shares as at the date on which such register is next reopened and provided that if a Convertible Note is surrendered for conversion on any interest payment date such Convertible Note shall be deemed to be surrendered for conversion on such interest payment date.

(4)

In the event of any partial conversion of the Convertible Note, the Holder shall, upon the exercise of the Conversion Privilege, surrender the Convertible Note to the Company, and the Company shall cancel the same and shall, without charge, forthwith certify and deliver to the Holder a new Convertible Note in an aggregate principal amount equal to the unconverted part of the principal amount of this Convertible Note so surrendered upon the same terms and conditions as this Convertible Note.

(5)

If this Convertible Note is surrendered for conversion in accordance with this section 3.3, the Holder shall be entitled to receive accrued and unpaid interest in respect of the principal amount converted only for the period up to the Conversion Date, such interest to be paid at the time of delivery of the Common Shares issuable upon such conversion in accordance with section 2.3.

(6)

Notwithstanding anything herein contained, Common Shares will only be issued and registered upon conversion of this Convertible Note in compliance with the securities laws of any applicable jurisdiction and, without limiting the generality of the foregoing, in the event that this Convertible Note is converted prior to the expiry of any applicable hold period under applicable securities legislation, the certificates representing the Common Shares thereby issued will bear such legend as may, in the opinion of counsel to the Company, be necessary in order to avoid a violation of any securities laws of any province of Canada or the United States or to comply with the requirements of any stock exchange on which the Common Shares are listed, provided that if, at any time, in the opinion of counsel to the Company, such legends are no longer necessary in order to avoid a violation of any such laws, or the holder of any such legended certificate, at the holder’s expense, provides the Company with evidence satisfactory in form and substance to the Company (which may include an opinion of counsel satisfactory to the Company) to the effect that such holder is entitled to sell or otherwise transfer such Common Shares in a transaction in which such legends are not required, such legended certificate may thereafter be surrendered to the Company in exchange for a certificate which does not bear such legend.

3.3

Adjustment of Conversion Price

If and whenever at any time after the date hereof, and prior to the Conversion Date, there is a reclassification of the Common Shares at any time outstanding or other change of the Common Shares into other shares or into other securities, whether of the Company or of another body corporate, or other capital reorganization, or a consolidation, amalgamation or merger of the Company with or into any other corporate or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property (any of such events being called a “Capital Reorganization”), the Holder who exercises the right to convert this Convertible Note pursuant to this Convertible Note after the effective date of such Capital Reorganization will be entitled to receive, and will accept for the same aggregate consideration in lieu of the number of Common Shares to which the Holder was previously entitled upon such conversion, the aggregate number of shares, other securities or other property which the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares into which this Convertible Note was convertible immediately prior to such Capital Reorganization.  The Company will take all steps necessary to ensure that, on a Capital Reorganization, the Holder will, if it exercises its conversion rights hereto, receive the aggregate number of shares, other securities or other property to which it is entitled as a result of the Capital Reorganization.  Appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Article 3 with respect to the rights and interests thereafter of the Holder under this Convertible Note to the end that the provisions set forth in this Article 3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the conversion of this Convertible Note.

3.4

Rules Regarding Calculation of Adjustment of Conversion Price

If within five days of receipt of an Adjustment Notice a Holder notifies the Company in writing that it disputes the content of the Adjustment Notice, or if at any time a dispute is made by a shareholder or other creditor of the Company with respect to adjustments provided for in section 3.4, such dispute will be conclusively determined by the Company’s Auditors, or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the directors of the Company, and any such determination will be binding upon the Company, the Holder and shareholders of the Company; such auditors or accountants will be given access to all necessary records of the Company.  If any such determination is made, the Company will deliver a certificate of the Company to the Holder describing such determination.

3.5

Notice as to Adjustment

The Company shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in section 3.4, deliver a notice in writing (an “Adjustment Notice”) to the Holder specifying the nature of the event requiring the same and the amount of the adjustment or readjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such notice and the amount of the adjustment specified therein shall, subject to the provisions of subsection 3.5, be conclusive and binding on all parties in interest.

3.6

No Requirement to Issue Fractional Common Shares

The Company shall not be required to issue fractional Common Shares upon the conversion of all or any part of this Convertible Note pursuant to this Article 3.  The number of whole Common Shares issuable upon conversion of this Convertible Note shall be computed on the basis of the aggregate principal amount of the Convertible Note so converted.  If any fractional interest in a Common Share would, except for the provisions of this section, be deliverable upon the conversion of any principal amount of the Convertible Note, the Company may, at its sole option, in lieu of delivering any certificate representing such fractional interest, satisfy such fractional interest by paying to the Holder an amount in lawful money of Canada equal (to the nearest amount) to the corresponding fraction of the value of a Common Share on the Conversion Date, determined by the directors of the Company acting in good faith which determination shall be conclusive, provided that the Company shall not be required to make any payment, calculated as aforesaid, that is less than $10.00.

3.7

Company to Reserve Shares

The Company shall at all times while any principal amount of the Convertible Note remains outstanding reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of issue upon conversion of this Convertible Note as provided in this Article 3, and conditionally allot to the Holder who may exercise its conversion rights hereunder, such number of Common Shares as shall then be issuable upon the conversion of this Convertible Note.  All Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

3.8

Cancellation of Converted Convertible Note

This Convertible Note when converted shall be forthwith delivered to and cancelled by the Company and no Convertible Note shall be issued in substitution therefor.

ARTICLE 4
REDEMPTION

4.1

Optional Redemption

Subject as hereinafter provided, the Company shall have the right to redeem at its option, in the manner provided for in this Article 4 and at any time after the nine-month anniversary of the Issue Date and prior to the Maturity Date, the whole or from time to time any part of the principal amount then outstanding of the Convertible Note upon payment in lawful money of Canada to the Holder of 100% of the principal amount of the Convertible Note (the “Redemption Price”) together with accrued and unpaid interest to, but excluding the Redemption Date.  The Company shall give 30 days’ prior written notice of the Company’s election to redeem the Convertible Note to the Holder provided, however, that no such redemption rights shall exist until required  regulatory approval of the full convertibility of this Convertible Note shall have been received.

4.2

Places of Payment

The Redemption Price for any portion of the Convertible Note called for redemption under the provisions hereof shall be payable upon surrender thereof at any of the places where the principal of such Convertible Notes is expressed to be payable and at such other places, if any, as may be specified in the notice of redemption.

4.3

Notice of Redemption

Every redemption notice shall specify the aggregate principal amount of the Convertible Note called for redemption, the date fixed for redemption, the Redemption Price and the place of payment and shall state that interest upon the principal amount of the Convertible Note called for redemption shall cease to be payable from and after the Redemption Date and that the right to convert the principal amount of the Convertible Note to be redeemed will terminate and expire at the close of business on the business day immediately preceding the Redemption Date.

4.4

Payment of Redemption

Upon notice being given in accordance with section 4.3, the principal amount of the Convertible Note so called for redemption shall be and become due and payable at the Redemption Price on the Redemption Date and with the same effect as if it were the Maturity Date, anything therein or herein to the contrary notwithstanding and, from and after such Redemption Date, interest upon the principal amounts so becoming due and payable shall cease unless payment of the Redemption Price shall not be made on surrender of the Convertible Note.

4.5

Cancellation of Redeemed Convertible Note

Any Convertible Note redeemed by the Company pursuant to this Article 4 will be cancelled by the Company and not re-issued.

ARTICLE 5
DEFAULT AND ENFORCEMENT

5.1

Events of Default

Each of the following events is herein sometimes called an “Event of Default”:

(a)

if the Company defaults in payment of all or any part of the principal of this Convertible Note when due;

(b)

if the Company defaults in payment of any interest due and such default continues for a period of 30 days after notice has been given to the Company by the Holder specifying such default and requiring the Company to rectify same;

(c)

if an order shall be made or an effective resolution is passed for the winding-up, liquidation or dissolution of the Company;

(d)

if the Company shall make a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws, or shall be declared bankrupt, or if a custodian or a sequestrator or a receiver and manager or any other Person with similar powers shall be appointed of the Company or of the property of the Company or any part thereof which is a substantial part thereof;

(e)

if the Company breaches its covenants hereunder and such breach is not rectified within 30 days after notice has been given to the Company by the Holder specifying such breach and requiring the Company to rectify same.

5.2

Acceleration on Default

In case any Event of Default has occurred and is continuing, the Holder may in its discretion by notice in writing to the Company declare the principal amount of this Convertible Note then outstanding, all accrued and unpaid interest hereunder and any other moneys payable hereunder to be due and payable by the Company to the Holder.

5.3

Remedies

In the case of a default hereunder by the Company, and upon an acceleration pursuant to section 5.2 hereof, the Holder may enforce the rights of the Holder by any remedy or proceeding authorized or permitted by applicable law (subject in all cases to any mandatory provision of applicable law).  No remedy herein contained conferred upon the Holder shall be intended to be exclusive and such Holder shall be entitled to seek other remedies available under applicable laws.

ARTICLE 6
SATISFACTION AND DISCHARGE

6.1

Release from Covenants

Upon the payment or satisfaction of the principal amount of this Convertible Note on the Maturity Date, the Redemption Price on the Redemption Date, interest (including interest on amounts in default) thereon and other moneys payable hereunder, and/or the issuance on the Conversion Date of Common Shares the Holder shall deliver to the Company all such instruments as may be requested by the Company to release the Company from its covenants herein contained.

6.2

Surrender of Convertible Note

In case the Holder shall fail to surrender this Convertible Note for payment on the date on which the principal thereof and/or the interest thereon becomes payable either at maturity, on redemption or otherwise, the Company shall be entitled to set aside, the principal moneys, the Redemption Price, if any, and/or the interest, as the case may be, in trust to be paid to the Holder upon due surrender thereof in accordance with the provisions hereof; and thereupon the principal moneys, Redemption Price, and/or the interest payable on or represented by this Convertible Note in respect whereof such moneys have been set aside shall be deemed to have been paid and the holder thereof shall thereafter have no right in respect thereof except that of receiving payment of the moneys so set aside by the Company (without interest on such moneys) upon due surrender thereof.

ARTICLE 7
MISCELLANEOUS

7.1

Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by delivery as hereafter provided.  Any such notice other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day following the sending, or, if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section.  Notices and other communications shall be addressed as follows:

(a)

if to the Company:

National Gold Corporation

600 - 890 West Pender Street,

Vancouver,  BC

V6C 3A8

Attention:

President

Facsimile:

(604) 687-1327

(b)

if to the Holder:

To the Holder whose name and address appears on the front page of this Convertible Note.

7.2

Replacement of Certificates

(1)

In case this Convertible Note shall become mutilated or be lost, destroyed or stolen, the Company shall issue, and thereupon deliver, a new Convertible Note of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and upon surrender and cancellation of such mutilated Certificate or in lieu of and in substitution for such lost, destroyed or stolen Convertible Note.

(2)

The applicant for the issue of a new Convertible Note pursuant to this section shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Company such evidence of ownership and of the loss, destruction or theft of the Convertible Note so lost, destroyed or stolen as shall be satisfactory to the Company in its discretion and such applicant shall also furnish indemnity in amount and form satisfactory to the Company in its discretion, and shall pay the reasonable charges of the Company in connection therewith.

7.3

Assignment

The Holder may not assign this Convertible Note without the written consent of the Company and any purported assignment without such consent is void.

7.4

Amendment, Waiver

No amendment or waiver of this Convertible Note will be binding unless executed in writing by the Company if it is to be bound thereby, or by the Holder if the Holder is to be bound thereby.  No waiver of any provision of this Convertible Note will constitute a waiver of any other provision nor will any waiver of any provision of this Convertible Note constitute a continuing waiver unless otherwise expressly provided.

IN WITNESS WHEREOF National Gold Corporation has caused this Convertible Note to be signed by its authorized signatory as of October 17, 2002.

NATIONAL GOLD CORPORATION

By:

__________________________________

Authorized Signatory

CONVERSION INSTRUCTIONS TO HOLDER

The registered holder hereof may exercise his right to subscribe for Common Shares of NATIONAL GOLD CORPORATION  (the “Company”), by completing the Notice of Election to Convert and surrendering this Convertible Note and the duly completed Notice to the Company by delivering or mailing it to the Company at its office in the city of Vancouver, at 600 - 890 West Pernder Street, Vancouver BC, V6C 3A8

For your own protection, it is suggested that all documentation be forwarded to the Company by registered mail.

NOTICE OF ELECTION TO CONVERT

TO:

NATIONAL GOLD CORPORATION

Principal amount to be converted $__________________________________________

The undersigned registered holder of the within Convertible Note hereby irrevocably elects to convert the  above-noted principal amount of such Convertible Note into Common Shares (“Common Shares”) of National Gold Corporation, in accordance with the provisions of the within-mentioned Convertible Note and hereby delivers this Convertible Note to the Company for such purpose and directs that the certificate for such Common Shares be registered and delivered as follows:

Name in Full	Address	Address for Delivery	Number of Common Shares

(Please print full name in which share certificates are to be issued.  If any Common Shares are to be issued to a person or persons other than the Holder, the Holder must pay to the Company  all exigible transfer taxes or other government charges.)

The undersigned certifies that each of the representation and warranties made by the undersigned to the Company in connection with the undersigned’s acquisition of the Convertible Note remains true and correct on the date hereof.

Dated:  ____________________________________

Guarantee of signature

________________________________

(Print name of Holder)

_________________________________Signature of Holder)